EXHIBIT 99.1

Webcast Presentation
October 6, 2010   9:00 A.M (EST)                                                                                                                                                                Remarks/Q&A Text

Scott V. Fainor; National Penn Bancshares; President & CEO
Michael J. Hughes; National Penn Bancshares; GEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares; GEVP & Chief Risk Officer

MANAGEMENT DISCUSSION SECTION

Operator: Good morning everyone and welcome to today’s program. Please note that this call is being recorded. All callers will be in a listen only mode during the prepared remarks. At the end of the prepared remarks there will be a live question-and-answer session with analysts.

This call and the accompanying presentation slides are located on National Penn’s Investor Relations website at www.nationalpennbancshares.com and will be archived on the site following the call.

A transcript of today’s call and the slides will also be furnished on SEC Form 8-K. This presentation may contain forward-looking information that it is intended to be covered by the Safe Harbor provided by the Private Securities Litigation Reform Act of 1995. Please take a moment to review the Safe Harbor slide of the presentation. It is now my pleasure to turn the conference over to National Penn’s President and CEO Scott Fainor, please go ahead.

Scott V. Fainor, President and Chief Executive Officer

Thank you and thank you to everyone joining today’s webcast announcement of our $150 million investment agreement with Warburg Pincus. I’m joined today by Mike Hughes, our Chief Financial Officer, and Sandy Bodnyk, our Chief Risk Officer, who will be part of today’s presentation. We are excited that Warburg Pincus has joined us as a significant shareholder with its long-standing record of successful investing in the financial services industry and its deep understanding of the banking sector.

This investment further strengthens the balance sheet of National Penn. It enhances our ability to repay TARP and positions National Penn for longer term growth. On our webcast slides on page three there is a summary of investment terms. This $150 million common stock investment represents an at-the-market price on a 30-day trailing average $6.05 per share. There are no warrants or other equity enhancement securities as part of this transaction. Warburg Pincus is a sole investor with one directorship provided to Warburg Pincus. There was also significant due diligence that will be discussed during this presentation. Ownership is outlined at 16.4% of our outstanding common stock with an initial investment of $63.3 million to come in shortly with the remaining $86.7 million subject to the appropriate regulatory approvals with our anticipated final funding in the fourth quarter of 2010.

I’d now like to turn the presentation over to Mike Hughes.

Michael J. Hughes, Group Executive Vice President and Chief Financial Officer

Thank you, Scott.   As we look at the metrics of what the $6.05 per share represents, it is approximately 121% of tangible book value. It accretes our tangible book value by about 3.5% or $0.16 per share. As Scott mentioned, based upon the 30-day average, it is an at-the-market deal and it is about 12 times future 2011 consensus street estimates.

When we look at the motivation for the transaction as the regulatory environment continues to evolve, we wanted to continue our pro-active approach to position National Penn for future growth and enhance an already strong balance sheet to provide that flexibility. We believe this capital raise will accelerate our ability to repay TARP. We believe it improves our prospects to remove the MOU as we continue to believe we meet and exceed regulatory expectations.

The extensive third party due diligence validates the strength of the balance sheet and really confirms to the investment community that our financial position compares quite favorably to the industry. This is another step in positioning the company for long term shareholder value enhancement.  We think the opportunity to raise capital at the market and the accretion of tangible book value is also indicative of franchise value, the financial strength of National Penn and the strong demographic markets in which we operate.

When we look at the capital ratios and the financial strength of the company, considering our relatively lower level of non-performing loans relative to our peer group, and the very strong coverage ratios, the capital ratios which you see on slide six are quite strong, even after consideration of a potential TARP repayment. You can see the tangible common [equity ratio at] 8.7% and even after a repayment of TARP 8.9% [total] risk based capital ratio 18.1% or 15.7% post a TARP repayment, and you can see the comparison to the peer group.

With that, I’ll turn it back to Scott.

Scott V. Fainor, President and Chief Executive Officer

Thank you, Mike. Pages seven and eight of our presentation in the webcast slides, talk about the value of the Warburg Pincus partnership with National Penn. First of all Warburg Pincus is a sophisticated global investor with growth in long term shareholder value creation as its focus.  As Mike stated, and I stated in my earlier comments, there was an extensive due-diligence, and as we have been communicating to investors through our quarterly webcast, we are continuing to focus on validating asset quality, the strength of our capital and our strategic vision, and Warburg Pincus’ performing the extensive due-diligence confirmed and validated asset quality, capital balance sheet strength and this strategic vision.

Appointing Michael E. Martin to our Board of Directors is exciting for us and he brings a wealth of experience from the financial services industry. We welcome Michael Martin to our Board, and we and our other directors look forward to his insights based on his long and broad financial industry experience.

We continue to remain focused on long-term profitability and enhancing shareholder value. Our fundamentals are strong and they have been further validated and confirmed by Warburg Pincus’ deep due-diligence process. National Penn is continuing to position ourselves to play offense, and also for us to take advantage of market opportunities with our clean, strong and efficient banking franchise. I want to thank all of you for being part of this call.  And I now open it up for the Q&A part of the webcast.

QUESTION AND ANSWER SECTION

Operator: We will take the first question from Christopher Marinac with FIG Partners. Please go ahead.

<Q – Christopher Marinac>: If we look at Tier 1 common, would I be correct that it’s approximately 11.5% or so Tier 1 common pro forma?

<A – Michael Hughes>:  Chris, this is Mike Hughes. It’s that range - we will confirm the exact number to you, but it’s in that range.

<Q – Christopher Marinac>: Do you have any feedback internally from the regulators on what they are looking for in timing to remove the MOU, I know this is going to help as you mentioned. Any thoughts on that?

<A – Scott Fainor>: We have a very good relationship with the OCC which is our primary regulator, as well as the Federal Reserve which is our regulator at the holding company, National Penn Bancshares. We’re continuing to work with the OCC and the Federal Reserve to accelerate TARP repayment with these net proceeds as well as continuing to work on our ability to meet and exceed the guidelines within the MOU and move towards getting that lifted at the appropriate time.

Operator: We’ll take our next question from the site of Jason O’Donnell with Boenning & Scattergood. Please go ahead.

<Q – Jason O’Donnell>: I guess the question for me is that was this raise more a function of recent credit stress and some changes and things that you’re experiencing in your different portfolios or is this more a function of a willingness to do whole bank M&A going forward?

<A – Scott Fainor>: Jason, as we have said in previous calls; we are positioning this company to play offense. Warburg Pincus is a strong partner with us. This gives us the ability to accelerate TARP repayment. It improves our chances to get the MOU lifted. And I think the deep due diligence that Warburg Pincus held on us continues to show the strong balance sheet, and it just confirms and validates where asset quality is and where its heading; and all of those are reasons why now.

<A – Michael Hughes>: Jason, to answer a little bit more on that, it is not any incremental stress in the loan portfolio and it is your latter point that we believe that with a strong capital base including the repayment of TARP, we want to be positioned to participate in the consolidation of the industry.

<A – Sandra Bodnyk>: And Jason, there are no changes in our credit fundamentals as we reviewed them over the last three quarters.

<Q – Jason O’Donnell>: Okay, great, that’s good news. Just, I guess the question I had as a follow-up to that is are you more willing to do in-market or potentially contiguous deals or are you also willing to look at out-of-market transactions.

<A – Scott Fainor>: I think our acquisition strategy has been that we’re looking at in-market deals; we are looking at deals that are disciplined in approach from this management team; and we want to make sure that they are enhancing shareholder value going forward. So we keep an open mind to everything but we think that we can strengthen our franchise within the footprint we operate and in contiguous counties.

Operator: We’ll take our next question from Timur Braziler with KBW. Please go ahead.

<Q – Timur Braziler>: First, again regarding the MOU, will any of this investment have to be streamed down to the bank level?

<A – Michael Hughes>: It will not. If you look at the MOU and the requirements there, we had an 8% leverage ratio at the bank. We have 8.6% as of June 30 and would anticipate, as you’ve seen in other quarters, that we’d accrete that ratio going forward.

<Q – Timur Braziler>: And then as far as the repayment of TARP can you maybe give a little bit more color as to the timing of this and how this investment potentially changes the timing of that?

<A – Michael Hughes>:   Well, I think we would look at that TARP repayment, and again to Scott’s earlier point, we couldn’t handicap when. We would certainly pursue this in the near term. We’ve got a good relationship with the regulators. And when you look at National Penn and look at the level of nonperforming loans, the coverage, the capital base, we think we’ve made great strides since that MOU was implemented and we’re hopeful that in the near term we would be able to effectuate the repayment of TARP.
.
<Q – Timur Braziler>: Okay and then one final kind of a larger picture question regarding Warburg, maybe talk a little bit more about them, how long do they typically hold an investment like this, what’s their potential exit strategy in this position further down the line and would they have any kind of say in the day-to-day operations of the franchise.

<A – Scott Fainor>: The slides in our presentation point out that Warburg Pincus and the professionals that are involved with that firm are making this investment so that they can grow with us over the longer term. I think that they have a proven track record of staying with companies, banking and non-banking for a longer period of time and we want to continue to grow and drive the future earnings growth with them as a strong partner.

<A – Michael Hughes>: To your latter question, would they the have interaction in the day-to-day running of the operation, the answer is no.

Operator: Our next question comes from the site of Rick Weiss with Janney. Your line is open.

<Q – Richard Weiss>: I was wondering on the $150 million, is that determined because that pretty much approximates the amount of TARP that you have.

<A – Scott Fainor>: We wanted to make sure that we were raising dollar for dollar in our request to repay TARP but at the same time, Rick, we wanted to make sure that we still had strong capital ratios across the board that would allow us to position ourselves to play offense and grow.

<Q – Richard Weiss>: Okay, and in terms of playing the offense, would you expect any more strategic divestitures?  I think Christiana was also an offensive move – that’s how you describe that one too - so could there be more divestitures coming?

<A – Michael Hughes>: We would not anticipate that there’s any further divestitures at this time.  When we look at Christiana as we talked previously, it was a sub of the holding company so therefore those funds were available to enhance liquidity and it wasn’t a core operation that based upon the business profile we thought was more of a scale business. If you look at the capital ratios on a pro forma basis, the contribution - we’ll continue to look at profitability on a business line basis and we have put procedures in place to enhance profitability, but we do not anticipate at this time any further divestitures.

<Q – Richard Weiss>: Okay that makes sense.  And then also in terms of the M&A strategy, are there any particular markets that interest you?

<A – Scott Fainor>: Well, I think we’ve continued to state that moving more strongly with our franchise into the Philadelphia market area and the Greater Philadelphia areas has been something we focused on but I think what we want to do is keep an open mind towards opportunities that take place in our market and we want to be disciplined in our approach if those opportunities become available to us.

<Q – Richard Weiss>: Okay, congratulations.

Operator: We will take our next question from the site of Andy Stapp with B. Riley & Company.  Your line is open.

<Q – Andrew Stapp>: Many banks have issued stock in an amount less than their TARP capital to limit dilution. And I know you said you wanted to have a war chest to do future M&A, but you could structure the future M&A in all stock transactions to help your capital position.  Just curious why you decided to raise the amount you did?

<A – Scott Fainor>: Andy, from our perspective, we look at the world and the environment around our industry that’s really changing at a fast pace and as we’ve been communicating to our investors since January, we have a sense of accountability and a sense of urgency in this company, that’s trying to strengthen our balance sheet, it’s trying to reduce our problem assets.  We need to accelerate the TARP repayment and we need to enhance our ability to get the MOU lifted. If we can pull all this together, we have stated that raising $150 million continues to keep all aspects of our company’s balance sheet strong. The Warburg Pincus due-diligence that went deep into our company confirming and validating the strengths of the balance sheet will show the market place that we are positioned to play offense, and I just think that tying in dollar for dollar to TARP repayment helps us to continue with that sense of urgency moving more quickly and positions ourself to take advantage of the opportunities that are going to be in our market, as we look out into 2011 beyond.

<A – Michael Hughes>: And Andy your point is well taken as we would do acquisitions we would anticipate that the majority of the consideration would be stock.

<Q – Andrew Stapp>: Okay. And are you in any merger discussions currently?   Would future
M&A be a near-term event?

<A – Michael Hughes>: As a matter of policy we don’t comment on M&A activity.

<Q – Andrew Stapp>: Okay. And define what you had indicated in one of your slides of tangible book value, am I correct in assuming that includes the Christiana divesture?

<A – Michael Hughes>: It does.

<Q – Andrew Stapp>: Okay. That’s what I thought. And can Warburg issue more stock as they so desire or buy more stock I should say?

<A – Scott Fainor>: Not in this transaction; this transaction is a $150 million as we have explained.

<A – Michael Hughes>: But there is an anti-dilution provision. If we were to issue shares in the future, not in a transaction, but a general offering, they do have the ability to accrete their position to keep their relative ownership.

<Q – Andrew Stapp>: Okay, thank you.

<A – Michael Hughes>: But the other point is they are capped at 24.9%.

<A – Scott Fainor>: We wanted to add that into the final part of the question, Andy.

<Q – Andrew Stapp>: Okay thank you.

Operator: And our next question comes from the site of Mike Shafir with Sterne Agee. Please go ahead.

<Q – Mike Shafir>: I am just kind of curious about the $150 million that’s coming in, as it’s kind of been earmarked to potentially pay back TARP down the road, what are you guys looking for in terms of where you are going to invest that in the near term, and do you think that will affect the margin moving forward in the near term?

<A – Michael Hughes>: We would stay very short with that $150 million and would it impact the margin, again the way it is staged that $60 plus million in 10 days and then as the fourth quarter proceeds at the end to get the rest, but I do think it’s fair that it would impact the fourth quarter margin by a couple of basis points.

<A – Scott Fainor>: Mike I just want to reiterate that, throughout the presentation, it is our intent to work with our regulators to accelerate TARP repayment.

<Q – Mike Shafir>: Okay and certainly you guys have mentioned that you are working towards that process and you don’t really have, I guess any more specificity on potentially when we could see that?

<A – Scott Fainor>: We don’t have a timeline on it. We just once again want to reiterate, we have a good relationship with our regulators and we are working closely with them, to go through the process of accelerating TARP repayment and enhancing our ability to lift the MOU.

<Q – Mike Shafir>: And also just to confirm - so as it stands right now, the total of $150 million investment you’ll get by the end of the fourth quarter and your share counts will go up accordingly by the end of the fourth quarter.

<A – Michael Hughes>: That’s correct.

Operator: We’ll take our next question from David Darst with Guggenheim Securities. Please go ahead.

<Q – David Darst>: Is it possible to repay TARP in two installments, or do you think you’ll wait and do one?

<A – Scott Fainor>: Our intent is to repay in one installment. There is always the opportunity to pay in two.  Our intent is to repay it at one time.

<Q – David Darst>: Okay, thank you. And then, are you including any of the deferred tax asset – the excluded deferred tax asset coming back into your regulatory capital ratios in this performance?

<A – Michael Hughes>: We are not, but it’s a fair point David. We may have the opportunity to do that but that is a point in time pro forma and does not take into account a future reinstatement of the deferred tax asset.  We have about a $75 million deferred tax asset of which about $10 million has been reinstated, so there is $65 million that could come back into capital ratios over time. It’s a fair point.

<Q – David Darst>: Is any of that related to Christiana?

<A – Michael Hughes>: No.

Operator: And we’ll take our question from the site of Mike Shafir with Sterne Agee. Please go ahead.

<Q – Mike Shafir>: I just had a follow-up question. In terms of thinking about repaying back TARP and then the dividend policy, where do you guys kind of come out on that and thinking about dividends moving forward?

<A – Michael Hughes>: I think that dividend policy is a function of what the acquisition activity is and can we utilize that capital to further leverage the balance sheet and to grow the company. If that did not materialize, we would certainly look at the dividend policy, but Mike right now I don’t have a lot of color on that other than our priority would be repayment of TARP, participate in the consolidation and then look at the dividend if the acquisitions didn’t come to fruition.

<A – Scott Fainor>: Mike [Shafir], I just want to add to Mike’s [Hughes] comment. He is absolutely right on. And the only other thing is we are continuing to focus our company on increasing our levels of profitability. And as we continue to increase profitability over time and work down problem assets we’re going to continue to internally generate capital and that will allow us flexibility and future opportunity around the dividend policy.

<Q – Mike Shafir>: Okay, thanks guys.

Operator: And it appears we have no further questions at this time. I will now hand the call back to Mr. Fainor for any closing remarks.

Scott V. Fainor, President and Chief Executive Officer

I want to thank everyone for joining us on the call today and once again reiterate that National Penn is continuing to position ourselves to play offense and to take advantage of market opportunities with our clean, strong, efficient banking franchise. We’re excited about our partnering with Warburg Pincus and this $150 million common investment, and we’ll be continuing to keep everyone posted as the quarter proceeds. Thank you and have a great week.